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                                                                     EXHIBIT 3.2

               AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT

                                       OF

                                 GUSAP PARTNERS


THIS AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT (this "Agreement") amends and restates in its entirety that certain partnership agreement of GUSAP Partners, a Delaware general partnership (the "Partnership"), adopted and entered into as of December 21, 1999 by and between Gerdau MRM Steel Inc. and Gerdau Courtice Steel Inc. (the "INITIAL PARTNERSHIP AGREEMENT"). This Agreement is entered into pursuant to and in accordance with the Delaware Revised Uniform Partnership Act, 6 Del. C. Section 15-101, et seq. (the "Act") and is adopted and entered into as of September 26, 2003 by and between Gerdau Ameristeel MRM Special Sections Inc., a corporation organized under the laws of Saskatchewan, Canada, ("MRM") (formerly Gerdau MRM Steel Inc.), and Gerdau Ameristeel Corporation, ("GAC") a corporation organized under the laws of Ontario, Canada, (successor to Gerdau Courtice Steel Inc.), pursuant to the provisions of the Act.

         WHEREAS, MRM and GAC desire to amend and restate the Initial Partnership Agreement to set forth their rights and obligations as partners of the Partnership.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree on the following terms and conditions:



                                    ARTICLE 1
                                   DEFINITIONS

DEFINITIONS. As used in this Agreement, the following terms when capitalized are defined terms and shall have the meanings set forth below:

"ACT" shall mean the Delaware Revised Uniform Partnership Act, as amended from time to time.

"AFFILIATE" shall mean, when used with reference to any Partner, (i) any Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the Partner; or (ii) any Person that is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the Partner or of which the Partner is an officer, partner or trustee or with respect to which the Partner serves in a similar capacity.

"AGREEMENT" shall mean this Amended and Restated General Partnership Agreement as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.


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"ASSET" or "ASSETS" shall mean any real or personal property (whether tangible or intangible) any improvements thereon, owned from time to time by the Partnership.

"BANKRUPTCY" shall mean the filing of a voluntary case in bankruptcy under the federal bankruptcy law, and, in addition, any other status constituting bankruptcy within the meaning of the Act.

"BOARD OF MANAGERS" shall mean the Persons responsible for managing the business of the Partnership, appointed pursuant to Section 5.2.

"CAPITAL ACCOUNT" shall mean the account maintained for each Partner as required by Section 3.5. Each Partner's Capital Account shall be credited with: (a) the amount of each Partner's Capital Contribution as and when made by the Partner;
(b) each Partner's distributive share of any Profits and other amounts in the nature of income or gain allocated to the Partner under Article 4 hereof; and
(c) the amount of any Partnership liability assumed by, or secured by property distributed to, each Partner. Each Partner's Capital Account shall be debited with (x) the amount of all Distributions including, without limitation, the amount of any cash and the value of any property distributed by the Partnership to each Partner, (y) each Partner's distributive share of any Losses and other amounts in the nature of deductions or losses allocated to the Partner under
Article 4 hereof, and (z) the amount of any liabilities of the Partner assumed by, or secured by property contributed by each Partner to, the Partnership. In calculating the Capital Account of a Partner, Distributions to such Partner shall be valued as reflected on the books of the Partnership.

"CAPITAL CONTRIBUTION" means the total value of all Contributions to the capital of the Partnership by a Partner from time to time.

"CASH FLOW" shall mean the total cash receipts of the Partnership other than Proceeds and proceeds from any loans to the Partnership, less (a) all operating expenses of the Partnership (other than expenses not involving cash expenditures, such as depreciation), (b) all principal payments on loans made to the Partnership or secured by Assets of the Partnership, (c) capital expenditures, and (d) reserves for working capital or other purposes in such amounts as the Board of Managers may determine.

"CONTRIBUTIONS" shall mean the cash, property and/or services rendered, or a promissory note or other binding obligation to contribute cash or property or to render services that a Partner contributes to the Partnership in such Partner's capacity as a Partner.

"CONTROL" shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"DISTRIBUTIONS" shall mean cash or other property, from any source, including Cash Flow, distributed to the Partners by the Partnership, The term "Distribution" shall not include fees paid to Affiliates pursuant to Article 11.

"FISCAL YEAR" means the twelve month period ended December 31.





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"MAJORITY-IN-INTEREST" of the Partners means Partners holding more than 50% of the Partnership Percentages of all of the Partners.

"MANAGERS" shall mean the natural Persons serving on the Board of Managers, as more fully described in Article 5 of this Agreement. Reference to a "MANAGER" shall be to any one of the Managers.

"PARTNERS" shall mean:

         (a)      on the date hereof, MRM and GAC; and

         (b) at any other time and from time to time, such Persons who hold Partnership Interests at such time.

"PARTNERSHIP" shall mean the general partnership established in accordance with and governed by this agreement.

"PARTNERSHIP INTEREST", as to any Partner, shall mean all or any part of the interests of that Partner in the Partnership, including without limitation a Partner's right to (i) a share of the Profits and Losses of, and to receive Distributions from the Partnership, (ii) inspect the Partnership's books and records, and (iii) appoint members of the Board of Managers.

"PARTNERSHIP PERCENTAGE" shall mean, in the case of a Partner, the amount of such Partner's Capital Contribution expressed as a percentage of the aggregate amount of the Capital Contributions of all of the Partners. Schedule "A" attached hereto lists the initial Partnership Percentage for each Partner which may be amended from time to time.

"PERSON" shall mean any corporation, firm, joint venture, limited liability company, limited liability partnership, natural person, partnership, trust or other entity.

"PERMITTED TRANSFER" has the meaning ascribed thereto in Section 7.2 hereof.

"PROCEEDS" shall mean the amount of cash on hand and/or received from any sale, exchange, refinancing or other disposition of an Asset (including principal and interest on promissory notes) remaining after (a) payment in full of all costs and expenses of such sale, exchange, refinancing or other disposition, (b) payment in full of all then due Partnership indebtedness, (c) prepayment of such Partnership indebtedness as the Board of Managers deems appropriate, and (d) establishment or reduction of reserves as the Board of Managers deems appropriate. An amount deemed received by the Partnership may include an amount, as the Board of Managers deems appropriate, of any refund or rebate of prepaid taxes or expenses. "Proceeds" also includes all Distributions in kind and all interest earned on promissory notes accepted by the Partnership in payment for any of its property.

"PROFITS" or "LOSSES" shall mean the profits or losses of the Partnership determined in accordance with the accounting method followed by the Partnership for federal income tax purposes, and shall include without limitation each item of Partnership income, gain, loss, deduction or credit to be received or borne by the Partners.



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"SUBSTITUTED PARTNER" shall mean a transferee of a Partnership Interest who becomes a Partner pursuant to the terms of this Agreement and succeeds, to the extent transferred, to the rights and powers and becomes subject to the restrictions and liabilities of the transferor Partner and to the terms of this Agreement.

                                    ARTICLE 2
                  FORMATION AND ORGANIZATION OF THE PARTNERSHIP

2.1 FORMATION. The Partnership shall be formed as a General Partnership pursuant to the laws of Delaware.

2.2 NAME. The name of the Partnership is GUSAP Partners. However, the business of the Partnership may be conducted under any other name designated in writing by the Board of Managers.

2.3 PRINCIPAL OFFICE AND PLACE OF BUSINESS. The principal office of the Partnership shall be Hopkins Street North, Whitby, Ontario L1N 5T1 or such other location as may hereafter be determined by the Board of Managers. The Partnership's registered office shall be c/o Greenberg Traurig, Brandywine Building, 1000 West Street, Suite 1540, Wilmington, DE 19801.

2.4 TERM. The term of the Partnership shall be perpetual, unless terminated or dissolved in accordance with the terms of this Agreement.

2.5 PURPOSE. In general, the purpose of the Partnership shall be to finance, manage, invest in or otherwise own interests in various entities, either through ownership of capital stock, membership interests, partnership (general or limited) interests or otherwise, or investments in notes, debentures or other evidences of indebtedness. To that end, the Partnership may engage in any and all lawful business activities in which partnerships formed in the State of Delaware under the Act may participate and do all things necessary, advisable, appropriate or expedient in connection with or incidental to the foregoing. The Partnership shall engage in no other principal business without the consent of a Majority-in-Interest of the Partners. The provisions of this Section 2.5 shall in no way limit the management duties and powers given to the Board of Managers pursuant to Article 5 of this Agreement.

2.6 FILING OF CERTIFICATES. The parties hereto will execute and the Board of Managers shall file, record and publish such certificates and other documents as the Board of Managers, upon the advice of legal counsel, deem necessary or appropriate to comply with applicable laws governing the formation and operation of partnerships in the State of Delaware.

                                    ARTICLE 3
                    CAPITAL CONTRIBUTIONS AND RELATED MATTERS

3.1 CAPITAL CONTRIBUTIONS. Partners shall make Capital Contributions to the Partnership in such amounts and at such times as they shall mutually agree and as approved by the Board of Managers.

3.2 INTEREST. No Partner shall be entitled to interest of any kind on such Partner's Capital Contribution.



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3.3 WITHDRAWAL OF CAPITAL CONTRIBUTIONS. Except as specifically set forth in this Agreement, no Partner shall have the right to withdraw from the Partnership or to demand or receive the return of such Partner's Capital Contribution,

3.4 NO PRIORITY. No Partner shall have priority over any other Partner as to return of Capital Contributions, allocation of Profits and Losses, gains or Distributions.

3.5  CAPITAL  ACCOUNTS.

         (a) A Separate Capital Account shall be maintained in respect of each Partner. No capital shall be withdrawn from a Partner's Capital Account without the approval of the Board of Managers, which approval may be withheld without consideration of any standard of reasonableness.

         (b) In the event any Partnership Interest is transferred in accordance with the terms of this Partnership Agreement, the transferee or Substituted Partner shall succeed to the Capital Account of the transferor Partner to the extent it relates to the Partnership Interest transferred.

                                    ARTICLE 4
                          ALLOCATIONS AND DISTRIBUTIONS

4.1 ALLOCATION OF PROFITS AND LOSSES. The Profits and Losses of the Partnership shall be allocated to the Partners in proportion to their respective Partnership Percentages.

4.2 CHANGES IN PERCENTAGE INTERESTS. In the event of the admission of a Substituted Partner or the assignment of any Partnership Interest in any Fiscal Year, Profits and Losses for the applicable Fiscal Year shall be allocated among the Partners to reflect their varying interests during the Fiscal Year. For purposes of computing the varying interests of each Partner, the Partnership shall make an interim closing of its books as of the effective date of the admission of the Partner or the transfer of the Partnership Interest and compute the items of Profits and Losses applicable to the period of time before and after that date using the accrual method of accounting.

4.3 ITEM ALLOCATIONS. Each item of income, gain, loss or deduction shall be allocated among the Partners in the same manner and in the same proportion that the corresponding book items have been allocated among the Partners' Capital Accounts,

4.4  DISTRIBUTIONS OF CASH FLOW FROM OPERATIONS.

         (a) The timing and amount of Distributions of available Cash Flow shall be determined by the Board of Managers.

         (b) Distributions of available Cash Flow will be distributed to the Partners in the same proportions as Profits and Losses are allocated to them pursuant to Section 4.1 of this Agreement.



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4.5 DISTRIBUTION FROM SALE OR REFINANCING. Distributions of Proceeds received from a sale, refinancing or other disposition of all or substantially all of the Assets shall be made to the Partners in the same proportions as Profits and Losses are allocated to them pursuant to Section 4.1 of this Agreement.

4.6 ALLOCATION OF GAINS AND LOSSES UPON SALE OR LIQUIDATION. Gains and losses recognized by the Partnership upon the sale, exchange, or other disposition of substantially all of the Assets of the Partnership, or upon the liquidation of the Partnership, shall be allocated to the Partners in the same proportions as Profits and Losses are allocated to them pursuant to Section 4.1.

                                    ARTICLE 5
                                   MANAGEMENT

5.1 MANAGEMENT. The Partners shall manage and control the business and affairs of the Partnership through a Board of Managers appointed in accordance with this
Article 5.

5.2 BOARD OF MANAGERS. The Board of Managers shall be comprised of a number of individuals appointed as Managers equal to the number of Partners, and each Partner shall appoint one Manager. A Manager may be removed at any time by the Partner appointing such Manager and vacancies on the Board of Managers shall be filled by Persons designated by the relevant Partner or Partners.

5.3 POWER AND AUTHORITY. All powers of the Partnership shall be exercised by or under the authority of the Board of Managers. Decisions of the Board of Managers shall be presumed to be within its scope of authority and shall be binding upon the Partnership and each Partner. The Board of Managers may appoint officers of the Partnership, including a President, a Chief Financial Officer, one or more Vice-Presidents and a Secretary, who shall perform the duties customarily performed by such officers and such other duties as the Board of Managers designates. Any document or instrument to be executed in the name of, and delivered by, the Partnership shall be executed and delivered by (i) any one of the Partners, (ii) any one of the following: (A) the Managers, (B) the President, (C) the Chief Financial Officer and (D) the Vice-Presidents, or (iii) by such other Persons as the Board of Managers may determine from time to time.

5.4 SPECIFIC LIMITATIONS Notwithstanding any of the foregoing, without the approval of all of the Partners provided in writing, the Board of Managers shall not be empowered: (a) to sell or agree to sell all or substantially all of the Assets of the Partnership; (b) to admit additional Partners; (c) to possess Partnership Assets, or sell, transfer, assign, mortgage or pledge Partnership Assets, other than for a Partnership purpose; (d) to cause the Partnership to engage in any business except as necessary or appropriate to carry out the purposes for which the Partnership has been formed (as described in Section 2.5 of this Agreement); or (e) to merge the Partnership with or into any entity, whether or not the Partnership is the surviving entity.

5.5 MEETINGS. Meetings of the Board of Managers shall be held at the principal place of business of the Partnership or at any other place that a majority of the Managers determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Board of Managers can hear the others. The presence of at least 50% of the Managers shall




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constitute a quorum for the transaction of business; provided that a quorum shall not exist unless at least two Managers are present. Meetings shall be held in accordance with the schedule established by the Board of Managers. In addition, any member of the Board of Managers may convene a meeting thereof upon at least three (3) business days' prior written notice to the other Managers. Decisions of the Board of Managers shall require the approval of a majority of the Managers present at a meeting. The Board of Managers also may make decisions, without holding a meeting, by written consent of all of the Managers. Minutes of each meeting and a record of each decision shall be kept by the designee of the Board of Managers. The Board of Managers may establish such other rules and procedures for its deliberations as it deems necessary or desirable.

5.6 INVESTMENT AND OTHER ACTIVITIES OF THE PARTNERS, THE MANAGERS AND THEIR AFFILIATES. The Partners, the Managers and their respective Affiliates may engage in any other business or activity they choose whether or not competitive with any business or activity of the Partnership, and neither the Partnership nor any other Partner shall have any right, title or interest in or to any such business or activity.

5.7   LIABILITY OF MANAGERS, INDEMNIFICATION.

         (a) No Manager, nor any officer, employee or agent of the Partnership (including a Person having more than one such capacity) shall be personally liable for any expenses, liabilities, debts or obligations of the Partnership solely by reason of acting in such capacity.

         (b) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Manager and any officer, employee or agent of the Partnership from and against any and all losses, claims, damages, liabilities or expenses of whatever nature (each a "Claim"); as incurred, arising out of or relating to the management or business of the Partnership; provided that such indemnification shall not apply to any such Person if a court of competent jurisdiction has made a final determination that such Claim resulted directly from the gross negligence, bad faith or willful misconduct of such Person.

                                    ARTICLE 6
                                    MEETINGS

A meeting of the Partners may be called by the Board of Managers or by a Majority-in-Interest of the Partners. Meetings of the Partners shall be held at the Partnership's principal place of business or at any other place designated by the Person(s) calling the meeting. Not less than ten (10) nor more than sixty
(60) days before each meeting, the Person(s) calling the meeting shall give written notice of the meeting to each Partner entitled to vote at the meeting. The notice shall state the place, date, hour, and purpose of the meeting. Notwithstanding the foregoing provisions, each Partner who is entitled to notice waives notice if before or after the meeting the Partner signs a waiver of the notice which is filed with the records of the Partners' meetings, or is present at the meeting in person or by proxy without objecting to the lack of notice. Unless this Agreement provides otherwise, at a meeting of Partners, the presence in Person or by proxy of a




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Majority-in-Interest of the Partners constitutes a quorum. A Partner may vote either in Person or by written proxy signed by the Partner or by the Partner's duly authorized attorney-in-fact.

                                    ARTICLE 7
                       TRANSFERS OF PARTNERSHIP INTERESTS

7.1 GENERAL PROHIBITION. Except through a Permitted Transfer as defined in
Section 7.2 below, no Partner shall sell, pledge, mortgage, hypothecate, assign, transfer, distribute, encumber, donate or in any other way dispose of or enter into any agreement, arrangement or understanding to do any of the foregoing (collectively, "TRANSFER") with respect to all or any part of such Partner's Partnership Interest without the prior written consent of the Board of Managers and in compliance with the requirements of Section 7.3 below.

7.2 PERMITTED TRANSFER. A Transfer by a Partner of such Partner's Partnership Interest shall be deemed a "Permitted Transfer" if such Transfer is a transfer of the Partner's Partnership Interest to an Affiliate of such Partner.

7.3 CONDITIONS PRECEDENT. In addition to the written consent specified in
Section 7.1 above, each of the following shall be a condition precedent to any Transfer (including without limitation a Permitted Transfer) and no Transfer may be made without first fulfilling each such condition: (a) such transferring Partner or such Partner's transferee shall have executed, acknowledged and delivered to the Partnership such instruments of transfer and assignment with respect to such Transfer as are in form and substance reasonably satisfactory to the Board of Managers including, without limitation, written acceptance and adoption by such Person of all of the provisions of this Agreement; (b) such transferring Partner or such Partner's transferee shall have paid to the Partnership a fee which is sufficient to pay all reasonable expenses incurred by the non-transferring Partners and the Partnership in connection with such Transfer; (c) such Transfer, in the opinion of counsel for the Partnership or other counsel satisfactory to the Board of Managers, would not (i) require registration under the Securities Act of 1933, as amended, or under any applicable state or provincial securities laws; or (ii) violate the laws of any nation, state or the rules or regulations of any government agency of which such counsel is aware.

7.4 SUBSTITUTED PARTNER. No transferee of a Partnership Interest shall become a substituted partner within the meaning of the Act unless: (a) the Board of Managers gives its prior express written consent; and (b) the transferee elects in writing to become a Substituted Partner and executes and acknowledges such other instruments as the Board of Managers deem necessary or advisable to effect the admission of such Person as a Substituted Partner.

7.5 EFFECT OF PROHIBITED TRANSFER. Any Transfer by a Partner otherwise than in accordance with the provisions of this Article 7 shall be void ab initio and neither the other Partners nor the Partnership shall be required to recognize or give any effect to any such Transfer.




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                                    ARTICLE 8
              WITHDRAWAL OF PARTNERS; REMOVAL OF A GENERAL PARTNER
                    ADMISSION OF SUBSTITUTED GENERAL PARTNER;
                     DEATH OR INCAPACITY OF LIMITED PARTNERS

8.1 WITHDRAWAL. Except as provided in the immediately following sentence, no Partner shall have the right to withdraw or resign from the Partnership. If a Partner makes a Transfer in accordance with Article 7 above of all of such Partner's Partnership Interest and if each of the transferees of such entire Partnership Interest have been admitted to the Partnership as Substituted Partners as provided in said Article 7, such transferring Partner may resign and withdraw from the Partnership following such admission.

8.2 REMOVAL OF A PARTNER: A Partner shall be removed and cease to be a Partner of the Partnership in the event the Partner: (i) shall have all or substantially all of its assets placed in the hands of a receiver or trustee; (ii) makes an assignment for the benefit of creditors; (iii) files a voluntary petition in Bankruptcy; (iv) is adjudicated a bankrupt or insolvent, or has entered against it an order for relief in any Bankruptcy or insolvency proceeding; (v) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (vi) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in subsections (i)-(v) of this Section 8.2;
(vii) seeks, consents to, or acquiesces in the appointment of a trustee or receiver of it or of all or substantially all of its assets; (viii) dissolves and commences winding up its affairs; (ix) resigns or withdraws in violation of this Agreement; or (x) is removed by the vote of Partners holding at least 75% of the Partnership Percentages of all of the Partners.

8.3 DEATH, BANKRUPTCY OR INCAPACITY OF LIMITED PARTNERS. The death or legal incapacity of one or more Partners who are natural Persons shall not terminate the Partnership Interest of such Partner. The rights of the Partners affected thereby shall devolve upon his or her executor(s), administrator(s), personal representative(s), trustee(s) or guardian(s).

                                    ARTICLE 9
                                   DISSOLUTION


9.1 DISSOLUTION OF THE PARTNERSHIP. The Partnership shall be dissolved upon the first to occur of any of the following events:

         (a)      the written agreement of all the Partners; or

         (b) an event of withdrawal of a Partner pursuant to Section 8.2 or otherwise, if, at the time, there are not at least two (2) remaining Partners.

9.2 WINDING UP AND DISTRIBUTION. Upon a dissolution of the Partnership, the Board of Managers shall take full account of the Partnership's Assets and liabilities and shall determine which Assets shall be distributed in kind and which Assets shall be liquidated, which liquidation shall be carried out as promptly as is consistent with obtaining the fair value thereof. The cost and expenses related to the winding up of the Partnership, if any, shall be borne by the




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Partnership prior to any Distribution to the Partners. The Assets or the proceeds of liquidation thereof shall be applied and distributed in the following order:

         (a) to the payment of and provision for all of the Partnership's debts and liabilities to Persons, including Partners and former Partners who are creditors, and the expenses of liquidation (including a reasonable reserve for contingent, conditional or unmatured claims or obligations of the Partnership and all claims and obligations which are known but which the identity of the claimant is unknown);

         (b) to the payment and discharge of all of the Partnership's debts and liabilities for distributions to Partners; and

         (c) the balance, to the Partners in accordance with the positive balances in their Capital Accounts (determined after giving effect to the allocation of all gains and losses realized in connection with the liquidation), in the same proportions as set forth in Section 4.1 of this Agreement.

9.3 EFFECT OF ADDITION/WITHDRAWAL OF PARTNERS. Subject to Subsection 9.1(b) of this Agreement, neither the addition nor the withdrawal of a Partner shall cause the dissolution of the Partnership.

                                   ARTICLE 10
                  BOOKS AND RECORDS, ACCOUNTING AND TAX MATTERS


10.1 BOOKS OF ACCOUNT. The books and records of the Partnership shall at all times be maintained at the principal office of the Partnership or such other office as may be designated for such purpose by the Board of Managers. Each Partner or such Partner's duly authorized representative shall have the right to examine such books at such location upon reasonable notice at any and all reasonable times during normal business hours. The books of the Partnership shall be prepared annually at the Partnership's expense by an accountant designated by the Board of Managers.

10.2 FISCAL YEAR. The Fiscal Year of the Partnership shall be the twelve month period ending December 31 and the books of the Partnership will be maintained on the accrual basis for tax purposes.

10.3  REPORTS.

         (a) Within 90 days after the end of each Fiscal Year, the Board of Managers shall cause to be delivered to all Partners a balance sheet and the related statement of income and retained earnings and changes in financial position, accompanied by a report of an independent public accountant stating: that an audit of such financial statements has been made in accordance with generally accepted auditing standards, stating the opinion of the accountant in respect of the financial statements and the accounting principles and practices reflected therein and as to the consistency of the




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

                  application of the accounting principles, and identifying any matters to which the accountant takes exception on such financial statements.

         (b) The Board of Managers will use its best efforts to deliver appropriate tax information to each Partner within ninety (90) days after the end of each Fiscal Year. In addition, concurrently with the delivery of such information, the Board of Managers shall deliver to each Partner adequate information relating to the Partnership to enable each Partner to complete and file such Partner's federal income tax return.

10.4 BANKING. All funds of the Partnership shall be deposited in such separate bank account or accounts as shall be determined by the Board of Managers.

10.5 RETURNS; CERTAIN ACTIONS. The Board of Managers for each Fiscal Year of the Partnership, shall file on behalf of the Partnership within the time prescribed by law (including extensions) for such filings any federal, state, local or foreign, income tax returns as may be required by applicable law.

10.6 TAX ELECTIONS. The Board of Managers shall have the authority to make on behalf of the Partnership all elections related to tax matters. The decision to make or not to make an election shall be at the Board of Managers' sole discretion.

                                   ARTICLE 11
                    TRANSACTIONS WITH PARTNERS AND AFFILIATES
                              AND OTHER ACTIVITIES

The Partners and their respective Affiliates may render to the Partnership such services as may be reasonably necessary for the management and conduct of the business of the Partnership. Payment for the services rendered by the Partners or their Affiliates shall be made by the Partnership. The amount of fees paid for services rendered by the Partners or their Affiliates will be commensurate with the fair market value of such services. In addition, the Partners or their Affiliates shall be reimbursed by the Partnership for reasonable (out-of-pocket) expenses incurred by them on behalf of the Partnership in connection with the business and affairs of the Partnership. All requests for reimbursement shall be itemized in detail and be accompanied by paid vouchers representing the expenditure for which reimbursement is sought. Notwithstanding any provision to the contrary herein, Managers shall not be entitled to compensation, except they may be reimbursed for (out-of-pocket) expenses as provided herein.

                                   ARTICLE 12
                               GENERAL PROVISIONS

12.1 NOTICES. Whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, the consent, approval, notice, request, or demand must be in writing to be effective and delivered to the party to be notified at the address stated below. Any party may change its address by giving written notice to the other parties of any such change in the manner provided herein for giving notice,

         (a) if to the Partners, to the address set forth next to the name of such Partner




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

                  on Schedule A attached; and

         (b)      if to the Partnership:

                  c/o Gerdau Ameristeel Corporation
                  Hopkins Street North
                  Whitby, Ontario L1N 5T1

Any party hereto may change the appropriate Person, address or any telex or telecopy number to whom or to which any notice is to be directed by written notice given to each other party in accordance with the provisions of this
Section 12.1. Any such consent, approval, notice, request or demand shall be deemed to have been duly delivered at the time delivered by hand, if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and the day guaranteed for delivery after timely delivery to the courier, if sent by express courier guaranteeing a specific day for delivery,

12.2 CAPTIONS. Sections and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.3 SEVERABILITY. If any covenant, condition, term or provision of this Agreement is illegal, or if the application thereof to any Person or in any circumstance shall to any extent be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to Persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.4 AMENDMENTS. This Agreement may not be modified or amended other than by an agreement in writing signed by all Persons party hereto at the time of such amendment and all the panics hereto waive any right to modify or amend this Agreement except as aforesaid.

12.5 GOVERNING LAW. The local, internal laws of the State of Delaware of the United States of America shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties notwithstanding any conflict of law doctrines of such state, province or other jurisdiction to the contrary.

12.6 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if all parties had executed the same document. All counterparts shall be construed together and shall constitute one Agreement.

12.7 PARTIES IN INTEREST. Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefits of the successors and assigns of the respective parties hereto, except that no party may assign or transfer its rights or obligations under this Agreement in any manner other than as provided in this Agreement.

12.8 INTEGRATED AGREEMENT. This Agreement, including all exhibits hereto, constitutes the entire understanding and agreement among the parties hereto with respect to the particular subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

12.9 GENDER, ETC. When used in this Agreement, singular terms include the plural as appropriate in context, and masculine terms include the feminine and neuter genders as appropriate in context.

12.10 SURVIVAL OF RIGHTS. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, their successors, personal representatives, heirs and assigns.

12.11 INDULGENCES, ETC. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or particular exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence or be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

 12.12 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

 12.13 THIRD PARTY BENEFICIARIES. Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than the Partners hereto, their permitted successors and assigns and the Partnership and shall not be enforceable by any other party.

12.14 SECURITIES LAWS. THE PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE OR PROVINCIAL SECURITIES LAWS. THE PARTNERSHIP INTERESTS MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE PARTNERSHIP INTERESTS UNDER THE SECURITIES ACT, AND SUCH STATE AND PROVINCIAL LAWS AS MAY BE APPLICABLE, OR DELIVERY TO THE PARTNERSHIP OF AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                           GERDAU AMERISTEEL MRM SPECIAL
                                           SECTIONS INC.


                                           By: /s/Glen A. Beeby
                                               ---------------------------------
                                               Name:     Glen A. Beeby
                                               Title:    Secretary


                                           GERDAU AMERISTEEL CORPORATION


                                           By:  /s/Glen A. Beeby
                                                --------------------------------
                                                Name:     Glen A. Beeby
                                                Title:    Assistant-Secretary

                                   SCHEDULE A

          LIST OF PARTNERS AND INITIAL PARTNERSHIP PERCENTAGE INTERESTS

                                                                                       INITIAL PARTNERSHIP INTEREST/
NAME                                                 ADDRESS                           PARTNERSHIP PERCENTAGE
----                                                 -------                           -----------------------------



Gerdau Ameristeel Corporation.                       Hopkins Street North                                 21%
                                                     Whitby, Ontario L1N 5T1



Gerdau Ameristeel MRM Special Sections Inc.          27 Main St.                                          79%
                                                     Selkirk, Manitoba R1A 1P6


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